Ameriprise Financial, Inc.	ISSUER FREE WRITING PROSPECTUS
(RELATING TO THE PRELIMINARY PROSPECTUS
SUPPLEMENT DATED MAY 26, 2009 AND
THE PROSPECTUS DATED MAY 26, 2009)
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-158972
MAY 27, 2009

Final Terms and Conditions — 7.75% Senior Notes due 2039
May 27, 2009

Issuer:	Ameriprise Financial, Inc.

Security Type:	Senior Debt

Ratings(1):	A3 (Moody’s)/A (S&P)/A- (Fitch)/a- (A.M. Best)

Size:	$200,000,000

Over Allotment:	$30,000,000

Issue Date:	May 27, 2009

Settlement Date:	June 3, 2009 (T+5)

Maturity Date:	June 15, 2039

Coupon:	7.75%

Call Option:	Callable in full or in part on one or more occasions on or after June 15, 2014 at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of redemption.

Interest Pay Dates:	Interest will accrue from June 3, 2009 and will be paid quarterly in arrears on March 15, June 15, September 15 and December 15, beginning on September 15, 2009.

Denominations:	$25 per note and integral multiples thereof

Listing:	New York Stock Exchange

Symbol:	AMP Pr A

Gross Spread:	3.15%

Price to Public:	100.00%

Purchase Price:	96.85%

Joint Bookrunners:	Banc of America Securities LLC (Physical Books)
Citi
UBS Investment Bank
Wachovia Securities

Cusip:	03076C205

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR(R) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BANC OF AMERICA SECURITIES LLC BY CALLING 1-800-294-1322, FROM CITIGROUP GLOBAL MARKETS INC. BY CALLING 1-877-858-5407, FROM UBS SECURITIES LLC BY CALLING 877-827-6444, ext. 561-3884 AND FROM WACHOVIA CAPITAL MARKETS, LLC BY CALLING 1-800-326-5897.

(1) An explanation of the significance of ratings may be obtained from the rating agencies.  Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate.  The rating of the notes should be evaluated independently from similar ratings of other securities.  A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.